Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2008, relating to the consolidated financial statements and financial statement schedule of McAfee, Inc. and subsidiaries (“Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, and (ii) the adoption of FASB Statement No. 123 (revised 2004), Share-Based Payment), and of our report dated February 26, 2008 on the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of McAfee, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

San Jose, California
February 4, 2009